Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:

Douglas L. Cox

Executive Vice President

Chief Financial Officer

Opinion Research Corporation

609-452-5274

OPINION RESEARCH ANNOUNCES NEW STOCKHOLDER RIGHTS PLAN

THAT REPLACES EXPIRING PLAN

PRINCETON, N.J. – September 28, 2006 – Opinion Research Corporation (NASDAQ/NMS:ORCI) announced today that its Board of Directors has adopted a new Stockholder Rights Plan to replace the plan that was adopted on September 13, 1996 and expires on October 3, 2006. The Stockholder Rights Plan is designed to protect stockholders from potentially abusive takeover tactics. John Short, the Company’s Chairman and Chief Executive Officer, stated that the plan is designed to assure all stockholders of fair and equal treatment in the event of any proposed takeover of the Company. Mr. Short stated that the Board has concluded that the adoption of a short-term rights plan with substantially the same terms as the plan that will expire in October is necessary in order to ensure that all stockholders will be able to continue to benefit from the outstanding value arising as a result of the recently announced proposed acquisition of the Company by infoUSA Inc.

The terms of the newly adopted rights plan are substantially similar to the plan that will expire in October. The Company will distribute one stock purchase right for each common share held as of October 3, 2006. Upon the occurrence of certain events, each right will entitle stockholders to purchase, upon exercise, Common Stock of the Company having a value equal to four times the exercise price of the rights. The rights will expire one year after that distribution. The expiration date of the rights may not be extended beyond October 3, 2007 unless stockholders of the Company holding at least a majority of the then outstanding shares of common stock approve an extension.

Mr. Short stated: “We consider the Rights Plan to be the best available means of protecting our stockholders’ right to retain their equity investment in the Company and the full value of that investment. The newly adopted rights plan will not foreclose a fair acquisition bid for the Company that is superior to the infoUSA transaction.”

About Opinion Research Corporation

Founded in 1938, Opinion Research Corporation provides commercial market research, health and demographic research for government agencies, information services and consulting. The company is a pioneering leader in the science of market and social research and has built an international organization to support market intelligence in both public and commercial markets. Further information is available at http://www.opinionresearch.com.

Forward-looking Statements

This press release contains, within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995, forward-looking statements that are based on management’s beliefs and assumptions, current expectations, estimates and projections. These statements are subject to risks and uncertainties and therefore actual results may materially differ. The Company disclaims any obligation to update any forward-looking statements whether as a result of new information, future events, or otherwise. Important factors and risks that may affect future results are described in the Company’s filings with the Securities and Exchange Commission, copies of which are available on the Investor Relations section of the Company’s website or upon request from the Company.